Exhibit 99.1

         Frederick A. Ball Elected to ESI's Board of Directors

    PORTLAND, Ore.--(BUSINESS WIRE)--July 24, 2003--Electro Scientific Industries, Inc. (Nasdaq:ESIOE) announced today that Frederick A. Ball has been elected to the company's board of directors. Mr. Ball was until recently employed with Borland Software Corporation, having joined in September 1999 as Senior Vice President and Chief Financial Officer. In June 2001, he was promoted to Executive Vice President and in October 2002 was appointed Executive Vice President of Corporate Development and Mergers and Acquisitions. Prior to his employment with Borland, Mr. Ball served as Vice President of Mergers and Acquisitions for KLA-Tencor Corporation. Mr. Ball served as the Vice President of Finance for KLA-Tencor Corporation following its merger with Tencor Instruments in 1997. Mr. Ball joined Tencor Instruments as Corporate Controller in March 1995 and was promoted to Vice President and appointed Corporate Secretary in January of 1996. From September 1984 until March 1995, Mr. Ball was employed with PricewaterhouseCoopers LLP.
    "The addition of Fred brings further strength and financial leadership to ESI's board of directors," said Jon Tompkins, chairman of the board of directors of ESI. "His industry experience in the semiconductor equipment market and his leadership roles with KLA-Tencor and Borland will serve as a great asset to our board of directors."
    "I am honored to be selected as a member of ESI's board of directors," said Mr. Ball. "Their strategy and commitment towards their customers and strength in their markets will position them well for the future and I'm excited to be a director of ESI."

    About ESI

    ESI, headquartered in Portland, Oregon, supplies high-value, high-technology manufacturing equipment to the global electronics market. Using its expertise in laser/material interaction, small parts handling, machine vision and real-time control systems, the company enables the production of leading-edge products for customers in the semiconductor, passive component and electronic interconnect markets. ESI's web site is http://www.esi.com.


    CONTACT: Electro Scientific Industries, Inc.
             Joe Reinhart, 503-671-5500